THE LAW OFFICE OF
                           RONALD N. VANCE, P.C.
                              Attorney at Law
                             AMERICAN PLAZA II
                             57 WEST 200 SOUTH
                                 SUITE 310
                        SALT LAKE CITY, UTAH 84101


ALSO ADMITTED IN CALIFORNIA                        TELEPHONE (801) 359-9300
(inactive)                                               FAX (801) 359-9310
                                                   EMAIL: rnvance@qwest.net


                             December 23, 2004

Matthew S. Kerper, President
Trycera Financial, Inc.
170 Newport Center Drive
Suite 210
Newport Beach, CA  92660

     Re:  Registration Statement on Form S-2

Dear Mr. Kerper:

     You have requested my opinion as to whether or not the securities issued by Trycera Financial, Inc. (the "Company"), and to be sold by selling security holders in the above-referenced registration statement, are legally issued, fully paid, and non-assessable shares of the Company. In connection with this engagement I have examined the form of the registration statement to be filed by the Company; the Articles of Incorporation of the Company, as amended; the Bylaws of the Company currently in effect; and the minutes and written consents of the Company relating to the registration statement and the issuance of these shares of common stock by the Company.

     Based upon the above-referenced examination, I am of the opinion that pursuant to the corporate laws of the State of Nevada, the shares of common stock to be registered pursuant to said registration statement are, or will be, when sold, duly authorized, legally issued, fully paid, and non-assessable.

     I hereby consent to being named in the registration statement as having rendered the foregoing opinion and as having represented the Company in connection with the registration statement.

                                      Sincerely,

                                      /s/ Ronald N. Vance